EXHIBIT 99.1

PRESS RELEASE

For Immediate Release:  April 6, 2005

Contact:
Ronnie	Lyon, Vice-President/General Counsel
Phone:	903-813-0377
Email:	rlyon1@airmail.net

Cap Rock Energy Announces Departure of Chief Financial Officer;

Appointment of Chief Accounting Officer

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) announced today that Lee D. Atkins’  employment with the Company ended April 5, 2005.  Mr. Atkins had served as the Company’s Senior Vice President/Chief Financial Officer/Treasurer since September, 2001.   Mr. Atkins’ departure is not related to any disagreement with regard to financial, accounting or disclosure items.

Celia Page, Vice President/Controller, has been appointed the Company’s Chief Accounting Officer.  Ms. Page currently has an employment contract with the Company, which will not change as a result of her additional title and duties.  Ms. Page holds a Bachelors degree in both Accounting and Mathematics from the University of Texas at Arlington, and is a Certified Public Accountant.  She joined Cap Rock in July 2001 as Controller, and was elected Assistant Secretary/Treasurer in August 2002, and Vice President in December 2002.  The previous 5 years she served as Senior Vice President and Controller of Costilla Energy, Inc., a public energy company.  Ms. Page has over 25 years of experience in the energy industry.

Mr. Atkins’ job duties will be assumed at the present time by Ms. Page and Cap Rock’s President, William West.  Ms. Page has been responsible for overseeing the Company’s accounting and financial functions.  The Company expects no changes or delays in business operations because of Mr. Atkins’ departure.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s current expectations, views and assumptions and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations, views and assumptions.  The foregoing information should be read in conjunction with Cap Rock Energy’s filings with the Securities and Exchange Commission, including, but not limited to, reports on forms 10-K and 10-Q.  Cap Rock Energy Corporation does not intend to update or revise these “forward-looking statements” to reflect current or future events or circumstances.